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                                                                   EXHIBIT 10.13


                                                    PRIVILEGED AND CONFIDENTIAL


                             COMERICA INCORPORATED

June 1, 1995


Ralph W. Babb, Jr.
Executive Vice President
Comerica Incorporated
Comerica Tower at One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226

Re: Management Continuation Agreement

Dear Mr. Babb:

     Comerica Incorporated (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and




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dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation, although no such change is now contemplated.

     In order to induce you to remain in the employ of the Corporation and in consideration of your agreement set forth in Subsection 2(ii) hereof, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Corporation is terminated subsequent to a "change in control of the Corporation" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through May 31, 1998; provided, however, that if, during the term of this Agreement, the Corporation adopts a form of management continuation agreement for its executive vice presidents which provides benefits at least as favorable as you receive under this Agreement, you consent to the cancellation of this Agreement and substitution of such other agreement in place of this Agreement as soon as is administratively feasible following the Corporation's adoption of such other





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agreement.

     2. Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 26% or more of the combined voting power of the Corporation's then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (C) of this Subsection) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who




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either were directors at the beginning of the period or whose election or nomination for election was previously so approved ("Continuing Members"), cease for any reason to constitute a majority thereof; or (C) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

     (ii) For purposes of this Agreement, a "potential   change in control of
the Corporation" shall be deemed to have occurred if (A) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation, (B) any person (including the Corporation) publicly announces an intention to take or to consider





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taking actions which if consummated would constitute a change in control of the Corporation; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Corporation has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Corporation, you will remain in the employ of the Corporation until the earliest of (i) a date which is six months from the occurrence of such potential change in control of the Corporation, (ii) the termination by you of your employment by reason of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(i), or (iii) the occurrence of a change in control of the corporation, provided, however, that (a) if there is a change in control of the Corporation and your employment is thereafter terminated before the earlier of the dates described in clause (i)





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or (ii), the terms of this Agreement shall determine the benefits payable to you and (b) if there is no change in control of the Corporation, on the date described in clause (i) you shall not automatically be entitled to any benefits pursuant to this Agreement and your rights and obligations shall be as they were before the potential change in control of the Corporation, provided further that following a potential change in control of the Corporation, if (x) there is one or more additional potential changes in control of the Corporation before the date described in clause (i), such potential change in control shall be disregarded for purposes of this Agreement or (y) there is a potential change in control of the Corporation after the date described in clause (i), the terms of this Section 2(ii) shall become operative.

     3. Termination Following Change in Control. If any of the events described in Subsection 2(i) hereof constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Corporation for Cause, or (C) by you other than for Good Reason.

     (i) Disability; Retirement. If, as a result of your




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incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Subsection (iv) below) is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Corporation or you of your employment based on "Retirement" shall mean termination in accordance with the Corporation's retirement policy (including any early retirement policy adopted before a change in control of the Corporation) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

     (ii) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, by you for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand









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specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

       (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the







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occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

     (A) the assignment to you of any duties inconsistent with your status as Executive Vice President of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Corporation;

     (B) a reduction by the Corporation in your annual base salary or salary range as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Corporation and all senior executives of any person in control of the Corporation;

     (C) the Corporation's requiring you to be based anywhere other than the Corporation's principal executive offices except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations, or the relocation of the Corporation's principal






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executive offices more than 60 miles from their location on the date hereof;

     (D) the failure by the Corporation, without your consent, to pay to you any portion of your current compensation, including a cash bonus substantially consistent with your average cash bonus for the three years immediately prior to the Date of Termination and including an amount of stock options designed to produce a value to you substantially consistent with the average value stock options received by you for the three years immediately prior to the Date of Termination were designed to produce, except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Corporation and all senior executives of any person in control of the Corporation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, within seven (7) days of the date such compensation is due;

     (E) the failure by the Corporation to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Corporation which is material to your total compensation, including but not limited to the Annual Management Incentive Plan, Comerica Incorporated Long-Term Incentive Plan, Comerica Incorporated Preferred Savings Plan and






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Comerica Incorporated Retirement Plan, or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

     (F) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Corporation, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the change in control of the Corporation;






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     (G) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
Section 5 hereof; or

     (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection
(iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. For purposes of this Subsection 3(iii), any good faith determination of "Good Reason" made by you shall be conclusive. Anything in this Agreement to the contrary notwithstanding, your resignation for any reason during the 30-day period immediately following the first anniversary of a "change in control of the Corporation" shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

        (iv) Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in





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accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of
Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

        (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and
(B) if your employment is terminated for any reason other than Disability, thirty (30) days after Notice of Termination is given.

     4. Compensation Upon Termination or During Disability. Following a change in control of the Corporation, as defined by Subsection 2(i), upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

        (i) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such






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period, together with all compensation payable to you under any disability plan of the Corporation until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

        (ii) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, Disability, death or Retirement, the Corporation shall pay you your full base salary, and continue to provide you with life, disability, accident, health insurance and other benefits, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.


        (iii) If your employment by the Corporation shall be terminated (a) by the Corporation other than for Cause, Retirement, death or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:








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     (A) the Corporation shall pay you your full base salary, and continue to provide you with life, disability, accident, health insurance and all other benefits (including, without limitation, the continued use of a Corporation automobile, and reimbursement of club dues, if applicable), through the Date of Termination at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due, except as otherwise provided below;

     (B) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the "Severance Payments") equal to three times your annual base salary (including any amounts contributed by you to the Comerica Incorporated Preferred Savings Plan or any successor plan and any amounts otherwise deferred) in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof;

     (C) notwithstanding any terms or provisions of the Annual Management Incentive Plan or the Comerica Incorporated Long-Term







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Incentive Plan or any successor plan, the Corporation shall pay to you a lump sum amount equal to the sum of (x) three times the highest bonus you received under the Annual Management Incentive Plan (whether or not deferred) plus any incentive compensation which you have earned (whether or not yet determined) pursuant to the terms or provisions of the Comerica Incorporated Long-Term Incentive Plan or successor plan for a fiscal year or other measuring period preceding the Date of Termination which has not yet been paid, and (y) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to you for all uncompleted periods under each of the Annual Management Incentive Plan and the Comerica Incorporated Long-Term Incentive Plan or successor plan calculated by assuming that the Target Performance Threshold was achieved.

     (D) in lieu of shares of common stock of the Corporation ("Corporation Shares") issuable upon exercise of outstanding options (other than options qualifying as incentive stock options ("ISOs") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), which ISOs were granted on or before the date hereof (such options (other than existing ISOs) will hereinafter be referred to as "Options"), if any, granted to you under the Comerica Incorporated Long-Term Incentive Plan (which







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Options shall be canceled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (i) the excess of, in the case of ISOs granted after the date hereof, the closing price of Corporation Shares as reported on the New York Stock Exchange as reported on the Composite Tape on or nearest the Date of Termination, and, in the case of all other Options, the higher of such closing price or the highest per share price for Corporation Shares actually paid in connection with any change in control of the Corporation, over the per share exercise price of each Option held by you (whether or not then fully exercisable), times (ii) the number of Corporation Shares covered by each such option;

     (E) The payments provided for in paragraphs (B), (C) and (D), above, shall be made not later than the fifth day following the Date of Termination.

        (iv) If your employment shall be terminated (A) by the Corporation other than for Cause, Retirement or Disability or (B) by you for Good Reason, then for a thirty-six (36) month period after such termination, the Corporation shall arrange to provide you with life, disability, accident, and health insurance benefits substantially similar to those which you are receiving immediately prior to the circumstance giving rise to the Notice of Termination.








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Benefits otherwise receivable by you pursuant to this Subsection 4(iv) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. The Corporation may satisfy its obligation under this Subsection by providing a lump sum payment to you or your family equal to the present value of its obligation to provide the welfare benefits referred to above. The determination of the present value of such benefits shall be made utilizing reasonable actuarial assumptions.

        (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise except as specifically provided in this Section 4.

        (vi) In addition to all other amounts payable to you under this
Section 4, you shall be entitled to receive all benefits payable to you under the Comerica Incorporated Retirement Plan (the "Retirement Plan") and the Benefit Equalization Plan For Employees








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of Comerica Incorporated (the "Benefit Equalization Plan").  In addition, you shall be entitled to receive an additional pension calculated pursuant to the formula in the Retirement Plan, utilizing your actual benefit accrual service under the Retirement Plan (a) plus three additional years of benefit accrual service, (b) together with your service while you were employed at Mercantile Bancorporation, Inc. ("Mercantile") treating such service at Mercantile as though it were benefit accrual service under the Retirement Plan, the amount so calculated to be reduced by the aggregate pensions you receive under the defined benefit pension plans, whether qualified or non-qualified, maintained by Mercantile in which you participate, and by the aggregate pensions you receive under the Retirement Plan and the Benefit Equalization Plan without including your service while employed at Mercantile. The additional pension shall be paid from the Benefit Equalization Plan.

        (vii) The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, yourself or others relating to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including






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as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of Code.

     5. Successors; Binding Agreement. (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this






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Agreement by operation of law, or otherwise.

        (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or






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discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan. All reassurances to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.


     8. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.







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


     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Detroit, Michigan in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     11. Gross-Up Payment. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after your payment of all taxes and any




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benefits that result from your deductibility of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (ii) Subject to the provisions of Section 11(iii), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as you may designate (the "Accounting Firm") which shall provide detailed supporting calculations both to you and the Corporation within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control of the Corporation, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall





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then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Corporation to you within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon you and the Corporation. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 11(iii) and, thereafter, you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for your benefit.

        (iii) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the Corporation to pay the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such







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claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

     (A) give the Corporation any information it reasonably requests relating to such claim,

     (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

     (C) cooperate with the Corporation in good faith in order effectively to contest such claim, and

     (D) permit the Corporation to participate in any proceedings relating to such claim;
provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at it sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (iv) If, after your receipt of an amount advanced by the Corporation pursuant to Section 11(i) or 11(iii), you become entitled to receive any refund with respect to such claim, then you shall (subject to the Corporation's complying with the requirements of Section 11(iii) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Corporation pursuant to Section 11(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     12. No Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, the Corporation shall not make any payment to you which, according to the opinion of the Corporation's outside counsel, would violate
Section 2523(k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828(k)), or any rules or regulations promulgated thereunder.

     13. You shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which you shall have obtained during your employment by the Corporation or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement). After termination of your employment with the Corporation, you shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.



                                             Sincerely,

                                             Comerica Incorporated


                                     By:
                                        -----------------------------------
                                           Richard A. Collister
                                           Executive Vice President


Agreed to this 1st day of
June, 1995.



----------------------------------
     Ralph W. Babb, Jr.








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